Exhibit 10.35

Share Transfer Agreement

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd.

Party B: Han Wenhe

Party C: Wang Guifen

Party A is engaged in new energy research and development and production and sales of science and technology companies. Party B and Party C are technological personnel engaged in new energy research and development and production and sales. The three parties jointly funded “Tianjin Jiabaili Oil Products Co., Ltd.” (hereinafter called “Jiabaili Company”) engaged in petrochemical products production and sales.

Party A developed three kind of gasoline, lubricant additive products (named green energy 1st, 2nd, 3rd). Party A has a petrochemical plant in Jingshan County, Hubei Province. In order to save the transportation cost to meet the needs of the northern market, through Party A, B, C full consultation, reached the following agreements:

1. Party A, B, C determined the cooperation. Party B and Party C are willing to transfer the company’s equity to Party A and Party A is willing to buy Party B and Party C’s equity.

Three parties agreed that the total share capital of Party B and Party C is 6.8 million yuan. Party A shall buy Party B 70% of the equity and Party C 20%. After the adjustment of the three-party shareholding, Party A occupies 90% of the Jiabaili company, and the Party C occupies 10%.

Party C occupies 10% of Jiabaili company’s Equity. Party C does not enjoy the right, also do not assume obligations in other companies and other areas of investment in the production of Green Energy and other related products by Party A.

After the entry into force of this Agreement, all the assets of the Jiabaili company, including intellectual property rights, and shall be entitled to and bear the obligations of Party A and Party C according to the equity ratio.

Part B, Party C is committed to this agreement after the entry into force, Party B’s existing intellectual property rights and formulations hand over to Party A representative to jointly manage. The original of the license and official seal shall also be administered by the representative of Party A.

1

2. Party A, B, C agreed to the transfer of the shares: Party A to buy B, C Party total of 90% of the equity, the total price is 6.12 million yuan of which Party B 4.76 million Yuan, C party 1.36 million yuan.

The total price of the equity of Party B and C is 6.12 million yuan, of which 60% is paid in cash (RMB 3.672 million), 40% (RMB 2.448 million) in the Nasdaq stock ( ticker symbol: XTNY), calculated at a price of 3 USD per share.

Party A undertakes the stock price not less than 3 USD/share when cash the share, Otherwise, Party A shall make up the difference.

Party A, Party B and Party C agree that the shares issued by Party A to Party B and Party C shall be realized at least two years, i.e., up to 50% each year

Within 3 days after the entry into force of this Agreement, Party A pays a deposit of RMB 1 million, of which Party B is 700,000 yuan and 300,000 yuan.

Party A, Party B and Party C agreed: After the entry into force of this Agreement, Party B and C shall hand over the sealed copies of the existing documents to Party A for the application of the relevant qualification and formalities.

Upon Party B and Party C receive 1 million yuan deposit, transfer of stock rights shall be started, that is, to process business registration and change procedures, and commissioned the relevant audit, evaluation agencies to begin mergers and acquisitions reorganization work.

3. Party A, Party B and Party C agreed that the creditor’s right and debt before this agreement comes into force shall be borne by Party B, and the creditor’s right and debt after this agreement comes into force shall be borne by Party A.

Party A and Party C agreed that Party C hold 10% of the equity. After Party C has fulfilled its obligations under this agreement, shall not invest any more but enjoy the corresponding rights when the enterprises expand production in the future.

Party B and Party C undertake that prior to the effective date of this agreement, Jiabaili have no debt, otherwise it shall bear by itself and bear the liability for breach of contract.

2

4. Party A and Party C agree that after this agreement comes into force, Party C shall be responsible for the following:

1) Party C is responsible for assisting the local government implementing policies and to take charge of investment promotion and capital introduction to Party A, to complete the procedures of purchasing 54 mu land of Jiabaili company at a preferential price, also responsible for the production and transformation of existing equipment.

2) Responsible for coordinating the road issues in the future development of the enterprise.

3) Responsible for coordinating the relationship between the company and local governments and villagers at all levels, and cooperating with Party A to establish new sales channels

4) Unconditionally cooperate with Party A in appointing lawyer and auditor to do due diligence and asset appraisal Follow on work.

5. Party A, Party B and Party C agreed that regardless of the amount of future evaluation, the three parties shall implement the price agreed in this agreement

Upon the entry into force of this agreement, both parties shall establish the board of directors in accordance with the company law and undertake that the board of directors shall be the highest authority for cooperation between both parties

After this agreement comes into force, Party A shall be the legal representative of the cooperative venture company and Party B shall be the deputy general manager of the company in charge of technical work

Party A, Party B and Party C agreed that the contents of this agreement shall be kept confidential by all three parties and shall not be disclosed to the public without the written permission of the other party. Otherwise, it shall be deemed as a breach of contract.

6. This agreement shall be legally effective upon being signed by Party A, Party B and Party C. Either party shall fully comply with and perform its obligations hereunder, otherwise, it shall be deemed as a breach of contract. The breaching party shall bear all the economic losses of the other Party and bear the liquidated damages of RMB 2 million.

3

Both parties agree that in the course of the performance of this agreement, in case of any policy adjustment or natural disasters or other force majeure events that prevent both parties from fully performing this agreement, neither party shall be liable for any breach of contract.

7. This agreement shall come into force upon being signed by Party A, Party B and Party C.

The parties hereto shall separately sign a supplementary agreement on matters not covered herein.

The agreement signed by Party A, Party B and Party C on June 13, 2018 shall be terminated, and the rights and obligations of the three parties shall be subject to the agreement.

This agreement is made in triplicate, with each party holding one copy.

Party A: Xianning Sanhe Power Equipment Manufacturing Co., Ltd.

[Corporate seal affixed]

/s/ Zhou Deng Hua

Party B:	/s/ Han Wenhe	Party C:	/s/ Wang Guifen

June 21, 2018

4